Exhibit 99.1
QUESTCOR REPORTS FIRST QUARTER 2009 RESULTS
UNION CITY, Calif. — April 28, 2009 — Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR) today reported financial results for the first quarter ended March 31, 2009. Net sales for the first quarter of 2009 totaled $23.3 million compared to $19.1 million for the same period of 2008. Net income applicable to common shareholders for the first quarter of 2009 was $7.7 million, or $0.11 per diluted common share, compared to $1.3 million, or $0.02 per diluted common share. During the first quarter of 2008, the Company completed the repurchase of all remaining shares of its Series A Preferred Stock, and as a result recorded a one-time, after-tax deemed dividend of $5.2 million or $0.07 per diluted common share; excluding that one-time item, first quarter of 2008 earnings would have been $0.09 per diluted common share.
“Our first quarter results reflect a sizable increase in new infantile spasms (IS) and multiple sclerosis (MS) prescriptions compared to the first quarter of 2008,” said Don M. Bailey, President and CEO. “Additionally, we executed our previously announced MS sales force expansion plan during the quarter, not only hiring and training our expanded sales force but also completing all territory realignments. While new MS prescriptions shipped in the first quarter of this year more than tripled from the first quarter of 2008, as expected, MS sales in this year’s first quarter were similar to those in the fourth quarter of 2008.”
Mr. Bailey continued, “During the quarter, we submitted our supplemental New Drug Application (sNDA) to add the treatment of infantile spasms to the Acthar® Gel (Acthar) label. We look forward to working with the FDA on this important submission. In addition, we continued to generate strong cash flow from operations, which funds our research and our patient assistance programs, as well as our sales force expansion and stock buyback program. We repurchased 1.3 million shares during the quarter and had approximately one dollar per share in cash, cash equivalents and short-term investments as of March 31, 2009.”
First Quarter Operating Highlights:
•	Shipped 1,429 vials of Acthar to Questcor’s specialty distributor during the first quarter of 2009. These shipments compare to fourth quarter 2008 shipments of 1,510 vials and first quarter 2008 shipments of 1,260 vials.
•	Submitted the sNDA to the FDA seeking approval to add the treatment of infantile spasms to the Acthar label.
•	Completed the expansion of the sales force to 30 sales representatives plus managers. In April all sales personnel began calling on physicians who treat MS flares.
•	Continued pursuit of the nephrology market. A leading medical institution began enrolling patients in a study using Acthar to treat nephrotic syndrome, a condition characterized by excessive loss of protein from the kidneys into the urine that can lead to serious consequences, including end stage renal disease. This condition is already in the labeling for Acthar. Preliminary results from this dosing study are expected to be available in early 2010.
•	Continued to invest in additional research to better understand the therapeutic benefit of Acthar in current and new therapeutic applications, which may potentially expand the total number of patients who could benefit from treatment with Acthar. More than a dozen clinical and pre-clinical studies are expected to begin by the end of 2009.

•	Continued to support the Acthar patient assistance programs, administered by the National Organization for Rare Disorders (NORD). These and other support programs have now provided both co-pay financial assistance and free drug with commercial value of over $26 million to patients since September 2007.
Financial Condition and Share Repurchase Program
At March 31, 2009, Questcor’s cash, cash equivalents and short-term investments totaled approximately $61.1 million, and accounts receivable totaled $8.9 million. The Company’s short-term investments are comprised of high quality credit instruments including foreign guaranteed bank debt, U.S. government agency instruments and commercial paper.
During the first three months of 2009, Questcor generated approximately $12.1 million in cash from operations. The Company used $6.8 million to repurchase 1.3 million shares of common stock in open market transactions under the Company’s share repurchase program. As of March 31, 2009, the Company had 2.2 million shares remaining under this program.
Medicaid Rebates and Government Chargebacks
A portion of Acthar sales is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government-supported agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and are deducted from gross sales in the determination of Questcor’s net sales.
The rebate requests for a quarter are generally received and paid in the subsequent quarter. A greater percentage of infants than adults are eligible for Medicaid, which results in fewer MS patients than IS patients participating in the Medicaid program. As a result of the increased proportion of MS to IS prescriptions in the first quarter, the Medicaid rebate amounts as a percentage of gross sales were 26% in the first quarter of 2009 compared to 28% for the first quarter of 2008. However, Questcor estimated a higher level of Medicaid usage in the first quarter of 2009 than in the fourth quarter of 2008 due to higher utilization of Medicaid among IS patients in this year’s first quarter.
Income Taxes
The Company’s first quarter 2009 effective tax rate for financial reporting purposes was approximately 37.4%, versus approximately 41% for the first quarter of 2008.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S. for the treatment of MS exacerbations, nephrotic syndrome and many other conditions. Acthar is not approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.

Questcor is currently pursuing FDA approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor believes that it will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other adrenocorticotropic hormone (ACTH) formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. Questcor submitted its sNDA on March 13, 2009.
Mr. Bailey added, “Our previous decision to focus on Acthar has prompted the creation of a new position, Chief Medical Officer (CMO), and the restructuring of our clinical and regulatory department. While we search for a permanent CMO to join our leadership team, Carol Braun Trapnell, MD joined us in April as acting Chief Medical Officer. Dr. Trapnell’s primary responsibility will be interacting with the Food and Drug Administration (FDA) regarding our sNDA submission. Dr. Trapnell has been consulting with us on the submission for the past few months and brings over 20 years of experience in drug development, which includes more than a decade of experience reviewing regulatory submissions during her tenure at the FDA. Dr. Steven Halladay, our senior vice president of clinical and regulatory affairs, who was instrumental in the preparation of the sNDA, will remain actively involved on this project supporting Dr. Trapnell.”
2009 Outlook
“Due to the expansion of our sales and marketing effort in the MS market, and the expansion of our research support for Acthar, we continue to expect to significantly increase our operating expenses during 2009 as compared to 2008. This investment is positioning Questcor to capitalize on the MS and other growth opportunities in future years,” added Mr. Bailey. “As expected, MS prescription activity in the first quarter was similar to the activity in the fourth quarter of 2008 as we engaged in a significant sales force expansion and training effort and realigned our sales territories. We are anticipating that MS sales will grow throughout the remainder of the year as our new sales team gradually becomes fully productive. However, many factors may impact the actual sales levels, operating income, and net income that we achieve in 2009.”
For the year ending December 31, 2009, the Company is reiterating the following operating metric guidance that was, except for the share count forecast, originally provided on February 24, 2009:
•	Overall gross margin of approximately 92% to 94%.
•	Sales, general and administrative expense of approximately $33 million to $36 million, which includes all marketing expenses but excludes non-cash FAS 123R stock-based compensation expense. This significant increase from 2008 is due to an expanding sales force and a robust marketing program for MS.
•	Research and development expenses of approximately $11 million to $13 million (excluding non-cash FAS 123R stock-based compensation expense).
•	Non-cash FAS 123R stock-based compensation expense of approximately $3 million to $4 million.
•	For financial reporting purposes, income tax expense will be recorded at a combined federal and state tax rate of approximately 36% to 40%.
•	Diluted weighted average shares of 68 million to 71 million. These amounts include the impact of repurchases during first quarter of 2009 of common stock under Questcor’s stock repurchase plan but do not include an estimate of any future repurchases of common stock by Questcor.

Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President, Corporate Development; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 800-257-1836 from the U.S. or 303-262-2141 from outside the U.S. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11130428#. An archived webcast will also be available at www.questcor.com for 90 days.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Questcor also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
—	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;
—	Questcor’s ability to manage its sales force expansion;
—	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;
—	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;
—	Regulatory changes or actions including Federal or State health care reform initiatives;
—	Questcor’s ability to accurately forecast the demand for its products;
—	The gross margin achieved from the sale of its products;
—	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

—	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;
—	Its expenses and other cash needs for upcoming periods;
—	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;
—	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;
—	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;
—	Questcor’s ability to attract and retain key management personnel;
—	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income;
—	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;
—	Uncertainties regarding Questcor’s intellectual property;
—	The uncertainty of receiving required regulatory approvals in a timely way, or at all;
—	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;
—	As well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2008 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT: Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com
EVC Group, Inc.
Investors
Doug Sherk
415-896-6820
Media
Steve DiMattia
646-201-5445

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$23,298	$19,132
Cost of sales (exclusive of amortization of purchased technology)	1,510	1,319

Gross profit	21,788	17,813
Gross margin	94%	93%
Operating expenses:
Selling, general and administrative	7,253	5,066
Research and development	2,456	1,971
Depreciation and amortization	118	122

Total operating expenses	9,827	7,159

Income from operations	11,961	10,654
Other income:
Interest income	267	364
Other income, net	1	11
Gain on sale of product line	25	—

Total other income	293	375

Income before income taxes	12,254	11,029
Income tax expense	4,580	4,488

Net income	7,674	6,541
Deemed dividend on Series A preferred stock	—	5,267

Net income applicable to common shareholders	$7,674	$1,274

Net income per share applicable to common shareholders:
Basic	$0.12	$0.02

Diluted	$0.11	$0.02

Shares used in computing net income per share applicable to common shareholders:
Basic	65,498	69,946

Diluted	67,963	74,103

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,661	$13,282
Short-term investments	51,399	42,169

Total cash, cash equivalents and short-term investments	61,060	55,451
Accounts receivable, net of allowance for doubtful accounts of $46 and $62 at March 31, 2009 and December 31, 2008, respectively	8,853	10,418
Inventories, net	2,487	2,459
Prepaid income taxes	356	3,316
Prepaid expenses and other current assets	1,219	1,101
Deferred tax assets	6,154	6,252

Total current assets	80,129	78,997
Property and equipment, net	435	450
Purchased technology, net	3,595	3,669
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	5,021	5,021

Total assets	$90,189	$89,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,303	$4,302
Accrued compensation	966	1,896
Sales-related reserves	12,332	11,825
Other accrued liabilities	1,152	1,702

Total current liabilities	18,753	19,725
Lease termination and deferred rent liabilities	1,424	1,500
Other non-current liabilities	27	29

Total liabilities	20,204	21,254

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 64,610,130 and 65,970,653 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	78,552	84,028
Accumulated deficit	(8,731)	(16,405)
Accumulated other comprehensive income	164	269

Total shareholders’ equity	69,985	67,892

Total liabilities and shareholders’ equity	$90,189	$89,146

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$7,674	$6,541
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	1,045	1,933
Deferred income taxes	—	4,488
Amortization of investments	(43)	(209)
Depreciation and amortization	118	122
Gain on sale of product line	(25)	—
Changes in operating assets and liabilities:
Accounts receivable	1,565	5,745
Inventories	(28)	17
Prepaid income taxes	2,960	(366)
Prepaid expenses and other current assets	(118)	(378)
Accounts payable	1	971
Accrued compensation	(930)	(1,162)
Sales-related reserves	507	1,831
Income taxes payable	—	(1,303)
Other accrued liabilities	(550)	(316)
Other non-current liabilities	(78)	(147)

Net cash flows provided by operating activities	12,098	17,767

INVESTING ACTIVITIES
Purchase of property and equipment	(29)	(6)
Purchase of short-term investments	(24,193)	(13,341)
Proceeds from the sale and maturities of short-term investments	15,000	6,186
Proceeds from sale of product line	25	—
Changes in deposits and other assets	—	(4)

Net cash flows used in investing activities	(9,197)	(7,165)

FINANCING ACTIVITIES
Issuance of common stock, net	250	378
Repurchase of Series A preferred stock	—	(10,348)
Repurchase of common stock	(6,772)	(6,201)

Net cash flows used in financing activities	(6,522)	(16,171)

Decrease in cash and cash equivalents	(3,621)	(5,569)
Cash and cash equivalents at beginning of period	13,282	15,939

Cash and cash equivalents at end of period	$9,661	$10,370